[Roche and Trimeris Letterhead]

Contacts: Mike Nelson

Roche

(973) 562-2409

mike.nelson@roche.com

Walter Capone

Trimeris, Inc.

(919) 419-6050

wcapone@trimeris.com

Robyn Meyer

MS&L

(212) 468-4200

robyn.meyer@mslpr.com

Positive Pre-Clinical Data on Two New Investigational HIV Fusion Inhibitors Presented at Major Scientific Meeting

NUTLEY, N.J. and MORRISVILLE, N.C. (February 9, 2006) -- New data presented in an oral session at the 13thConference on Retroviruses and Opportunistic Infections (CROI) this week support the continued development of two next-generation HIV fusion inhibitor peptide candidates, Roche and Trimeris, Inc. (Nasdaq: TRMS) announced today. The peptides, TRI-999 and TRI-1144, were discovered by Trimeris scientists and selected by the companies for progression into full pre-clinical development last month. The new data show potent antiviral activity and durable control of HIV replication in vitro, with desirable pharmacokinetic properties in vivo.

Roche and Trimeris currently market FUZEON (enfuvirtide), the first and only fusion inhibitor available for the treatment of HIV. Its launch in 2003 represented the first completely novel approach to fighting HIV -- blocking viral entry into human immune cells -- since 1996. Since its approval, FUZEON has increasingly become recognized as a foundation for combination regimens with newly-available agents that enable the restoration of virologic control in treatment-experienced patients. The goal for the next generation of fusion inhibitors is to improve upon the efficacy demonstrated by FUZEON, while increasing patient convenience via simpler, more patient-friendly administration, with a target of once-weekly dosing.

The studies presented at CROI included evaluations of these peptides in three key areas:

  Potency against FUZEON-sensitive viruses: Both TRI-1144 and TRI-999 demonstrated potent in vitro activity against a panel of 12 clinical isolates with varying degrees of sensitivity to FUZEON.  Potency against this panel of FUZEON-sensitive viruses was up to seven times greater than that of FUZEON.
  Activity against FUZEON-resistant viruses and genetic barrier to resistance: TRI-1144 and TRI-999 demonstrated substantial improvements in activity compared to FUZEON (greater than 150 to 250-fold, respectively) against viruses with FUZEON-related resistance. In addition, acquisition of resistance to the two new peptides was very difficult to derive in vitro, as evidenced by prolonged and repeated exposure to the HIV virus in passaging studies. Together, these results suggest a substantially higher genetic barrier to development of resistance for TRI-1144 and TRI-999.
  Phamacokinetic properties: TRI-999 and TRI-1144 demonstrated slow, extended clearance properties in monkeys, equal to six- and four-fold greater than FUZEON, respectively, as well as subcutaneous bioavailability of 85 to 90 percent.

"The dynamic combination of potency, durability, and extended clearance properties of TRI-999 and TRI-1144 warrants their progression into further pre-clinical studies," Dani Bolognesi, PhD, Chief Scientific Officer, Trimeris. "Together with Roche, we look forward to accelerating the development of these next-generation fusion inhibitors which have the potential to alter the existing HIV treatment paradigm and further extend the advantages of fusion inhibition to benefit patients living with HIV."

"Roche's commitment to improving the lives of people with HIV through innovation in research and development is as strong as ever," said James A. Thommes, M.D., Senior Medical Director, Roche. "This commitment is reflected in the promising work with Trimeris to develop the next generation of fusion inhibitor peptides, as well as our joint efforts to demonstrate the role of FUZEON as the foundation of fully suppressive regimens for treatment-experienced patients, and to provide alternatives for self-administration of FUZEON."

Facts About FUZEON
Administered via one 90 mg subcutaneous injection twice-daily, FUZEON is the first and only fusion inhibitor for the treatment of HIV. Unlike other HIV drugs that work after HIV has entered the human immune cell, FUZEON works outside the CD4 cell, blocking HIV from entering the cell. For this reason, FUZEON is effective in treatment-experienced patients who have developed resistance to other anti-HIV drugs, though patients may still develop resistance to FUZEON. FUZEON was granted accelerated approval by the U.S. Food and Drug Administration (FDA) in March 2003 on the basis of 24-week data, and was granted traditional (full) approval on Oct. 15, 2004 on the basis of long-term 48-week data.

Recently updated Antiretroviral Treatment Guidelines from the U.S. Department of Health and Human Services (DHHS) established the use of FUZEON and an active ritonavir-boosted PI and to achieve undetectable HIV in treatment-experienced patients. These new guidelines cited several recent clinical trials of new boosted PIs in treatment-experienced patients, demonstrating better and more prolonged virologic response in patients taking FUZEON as part of a regimen that includes these new boosted PIs.

Injection Site Reactions (ISRs): ISRs are the most common adverse events associated with FUZEON. ISRs occurred in 98% of patients studied and 4% discontinued FUZEON due to ISRs over 48 weeks. Signs/symptoms may include pain and discomfort, hardened skin, redness, bumps, itching and swelling. Eleven percent of patients had local reactions that required analgesics or limited usual activities.

Pneumonia: An increased rate of bacterial pneumonia was observed in subjects treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use. Patients with HIV infection should be carefully monitored for signs and symptoms of pneumonia. Risk factors for pneumonia included low initial CD4 cell count, high initial viral load, intravenous drug use, smoking and a prior history of lung disease.

Hypersensitivity Reactions: Systemic hypersensitivity reactions have been associated with FUZEON therapy and may recur on rechallenge. Hypersensitivity reactions have included individually and in combination: rash, fever, nausea and vomiting, chills, rigors, hypotension and elevated serum liver transaminases. Other adverse events that may be immune mediated and have been reported in subjects receiving FUZEON include primary immune complex reaction, respiratory distress, glomerulonephritis and Guillain-Barre syndrome.

Other Adverse Events: The events most frequently reported in patients receiving FUZEON plus an optimized background regimen were diarrhea (32%), nausea (23%) and fatigue (20%). These events were seen at a lower incidence in patients taking a FUZEON-based regimen compared to those receiving an optimized background regimen without FUZEON when taking into account the uneven number of patients in each arm and the length of time they are in that arm. As measured in number per 100 patient years, the incidence was: diarrhea (38 per 100 patient-years in subjects receiving FUZEON-based regimens vs. 73 per 100 patient-years in patients who did not receive FUZEON), nausea (27 vs. 50, respectively) and fatigue (24 vs. 38, respectively).

Roche in HIV
Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

Roche and Trimeris are working together to discover, develop and commercialize the next generation of HIV fusion inhibitors.

About Roche
Hoffmann-La Roche Inc. (Roche), based in Nutley, N.J., is the U.S. pharmaceuticals headquarters of the Roche Group, one of the world's leading research-oriented healthcare groups with core businesses in pharmaceuticals and diagnostics. For more than 100 years, the Roche Group has been committed to developing innovative products and services that address prevention, diagnosis and treatment of diseases, thus enhancing people's health and quality of life. An employer of choice, in 2005, Roche was named one of Fortune magazine's Best Companies to Work For in America, ranked as the No. 3 Best Company to Work For in NJ (NJ Biz magazine), the No. 1 Company to Sell For (Selling Power) and one of AARP's Top Companies for Older Workers. For additional information about the U.S. pharmaceuticals business, visit our websites: http://www.rocheusa.com or www.roche.us.

About Trimeris, Inc.
Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company's Web site at http://www.trimeris.com.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 11, 2005 and its periodic reports filed with the SEC.

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